Exhibit 10.36

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Basin Water, Inc., a Delaware corporation (the “Company”), and Michael Stark (“Executive”), and shall be effective as of December 16, 2008 (the “Effective Date”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement (the “Prior Agreement”) dated as of October 27, 2006 and effective as of October 22, 2006 (the “Original Effective Date”); and

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) Board. “Board” means the Board of Directors of the Company.

(b) Bonus. “Bonus” means an amount equal to the greater of (i) Executive’s target annual bonus for the fiscal year in which the date of termination occurs, or (ii) the bonus awarded to Executive for the fiscal year prior to the date of termination. If any portion of the bonuses awarded to Executive consisted of securities or other property, the fair market value thereof shall be determined in good faith by the Board.

(c) Cause. “Cause” means any of the following:

(i) the commission of an act of fraud or embezzlement by Executive involving the Company or any successor or affiliate thereof or Executive’s commission of any other act of dishonesty that has a material adverse impact on the Company or any successor or affiliate thereof;

(ii) a conviction of, or plea of “guilty” or “no contest” to, a felony by Executive or any other crime involving moral turpitude (it being understood that violation of the motor vehicle code does not constitute such a crime);

(iii) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company or any successor or affiliate thereof;

(iv) Executive’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any successor or affiliate thereof or any other material misconduct on the part of Executive;

(v) Executive’s ongoing and repeated failure or refusal to perform or neglect of Executive’s duties as required by this Agreement, which failure, refusal or neglect continues for fifteen (15) days following Executive’s receipt of written notice from the Board stating with specificity the nature of such failure, refusal or neglect; or

(vi) Executive’s breach of any material provision of this Agreement;

provided, however, that prior to the determination that “Cause” under clause (i), (iii), (iv), (v) or (vi) of this Section 1(c) has occurred, the Company shall (w) provide to Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (x) other than with respect to clause (v) above which specifies the applicable period of time for Executive to remedy his breach, afford Executive a reasonable opportunity to remedy any such breach, if such breach is capable of being remedied, and (y) provide Executive an opportunity to be heard prior to the final decision to terminate the Executive’s employment hereunder for such “Cause”; provided, further, that prior to the determination that “Cause” under clause (vi) of this Section 1(c) has occurred as a result of an alleged breach by Executive of Section 3 of this Agreement, the period provided to Executive to remedy such breach pursuant to clause (x) above shall be at least ninety (90) days. The Company shall make any decision that “Cause” exists in good faith. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or any successor or affiliate shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company or any successor or affiliate thereof.

The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Executive for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

(d) Change in Control. “Change in Control” means and includes each of the following:

(i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(A) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company,

(B) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(C) an acquisition of voting securities pursuant to a transaction described in subsection (iii) below that would not be a Change in Control under subsection (iii).

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this Section 1(d): an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(ii) during any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this Section 1(d)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)), directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv) the Company’s stockholders approve a liquidation or dissolution of the Company.

(e) Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.

(f) Excise Tax. “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(g) Good Reason. “Good Reason” means Executive’s voluntary resignation following any one or more of the following that is effected without Executive’s written consent:

(i) a material change in the geographic location at which Executive must perform his duties (and the Company and Executive agree that the relocation of the office of Executive more than fifty (50) miles from the Company’s facility in Rancho Cucamonga, California as of the Effective Date shall constitute a material change);

(ii) a material diminution in Executive’s authority, duties or responsibilities (in each case as compared to Executive’s authority, duties or responsibilities on the Effective Date) (provided that the fact that the Company becomes a subsidiary of an acquirer or a division of an acquirer shall not in and of itself by considered a material diminution in Executive’s authority, duties or responsibilities);

(iii) a material diminution in Executive’s base compensation, other than pursuant to a Company-wide reduction of base compensation and target bonuses for employees of the Company generally, provided that such reduction is no greater in proportion to the reduction in base compensation for the Company’s other senior executives;

(iv) a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report pursuant to Section 3(a); or

(v) any other action or inaction that constitutes a material breach by the Company of its obligations to Executive under this Agreement.

Executive shall provide the Company with ninety (90) days written notice of the initial occurrence of any of the foregoing events or conditions. The Company shall have thirty (30) days after receipt of written notice of such event or condition from Executive to remedy the breach or event. Executive’s termination by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary. Executive’s resignation from employment with the Company for Good Reason must occur within two (2) years following the initial existence of the act or failure to act constituting Good Reason.

(h) Payment. “Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(i) Permanent Disability. Executive’s “Permanent Disability” shall be deemed to have occurred if Executive shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period. The existence of Executive’s Permanent Disability shall be determined by the Company on the advice of a physician chosen by the Company and the Company reserves the right to have the Executive examined by a physician chosen by the Company at the Company’s expense.

(j) Stock Awards. “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

2. Term of Agreement. Executive’s employment under this Agreement shall commence on the Original Effective Date and continue until the third anniversary of the Original Effective Date (the “Employment Term”).

3. Services to Be Rendered.

(a) Duties and Responsibilities. Executive shall serve as President and Chief Executive Officer of the Company and shall perform such duties as are typical for that position in public companies of similar size and industry, including but not limited to responsibility for the overall operation of the Company including marketing, sales, and profit and loss responsibilities. Any changes in Executive’s title without his consent shall be deemed a material breach of this Agreement by the Company. In the performance of such duties, Executive shall report directly to the Board and shall be subject to the direction of Board and to such limits upon Executive’s authority as the Board may from time to time impose. If there is any change in Executive’s reporting relationship without his consent, any such action shall constitute a material breach of this Agreement by the Company. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the Board. Executive shall be employed by the Company on a full time basis. Executive’s primary place of work shall be the Company’s facility in Rancho Cucamonga, California, or such other location as may be designated by the Board from time to time (such locations are referred to herein as the “Primary Work Locations”). The Company shall not require or expect the Executive to relocate his residence to California as part of his job responsibilities and any such requirement shall constitute a material breach of this Agreement by the Company. Executive understands and agrees that he may be required to travel and perform services for the Company at such other places within or outside the United States as the Board may direct from time to time, however, Executive’s primary place of work shall remain the Primary Work Locations. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.

(b) Exclusive Services. Executive shall at all times faithfully, industriously and to the best of his ability, experience and talent perform to the satisfaction of the Board all of the duties that may be assigned to Executive hereunder and shall devote substantially all of his business time and efforts to the performance of such duties. Subject to the terms of Section 6, this shall not preclude Executive from devoting time to personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not materially interfere with his duties to the Company, as determined in good faith by the Board. Executive agrees that he will not join any boards, other than community and civic boards (which do not materially interfere with his duties to the Company), without the prior approval of the Board.

4. Compensation and Benefits. The Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in this Section 4, commencing as of the Original Effective Date.

(a) Base Salary. The Company shall pay to Executive a base salary of $325,000 per year (the “Base Salary”), payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly). Executive’s Base Salary shall be subject to review annually by and at the sole discretion of the Compensation Committee of the Board based on the Company’s performance (such as profitability of the Company and growth in the Company’s market capitalization). Such adjusted annual base salary shall then become Executive’s “Base Salary” for purposes of this Agreement.

(b) Bonus. Executive shall be eligible to receive a bonus based on achievement of annual targeted revenue and net income, as established by the Compensation Committee of the Board each fiscal year. If actual performance is less than eighty percent (80%) of target no bonus will be earned or paid. If actual performance is eighty percent (80%) or more of target, then Executive shall earn and be paid a bonus as a percentage of Base Salary as follows:

% of Target Achieved	80%	90%	100%	110%	120	%+
% of Base Salary as Bonus	15%	30%	50%	60%	75%

All interim percentages will be calculated on straight-line, pro rata basis. For this purpose, revenue and net income shall be defined to exclude contribution from any future acquisitions, initiatives or other joint ventures of the Company, unless specifically included by the Compensation Committee of the Board, in advance and in writing. Any material reduction in Executive’s target bonus hereunder shall constitute a material breach of this Agreement by the Company.

In the event that the performance targets are not achieved, the Compensation Committee of the Board in its sole discretion may elect to pay a discretionary bonus of up to twenty-five percent (25%) of Base Salary or other amounts based on other factors not related to achievement of the performance targets.

(c) Benefits. Executive shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein. The Company shall provide executive with the following employee benefits:

(i) The Company shall provide Executive long-term disability insurance at its cost to the Executive in an amount equal to 75% of base annual salary up to a maximum benefit of $30,000 per month (total benefit to be provided through a combination of “group” program offered to all employees and supplemental individual disability policy for the Executive);

(ii) The Company shall provide Executive life insurance at its cost in an amount equal to 3 times Executive’s annual base salary (total benefit to be provided through Company’s basic group term life insurance plan, should one be established, and an individual term life insurance policy for the Executive);

(iii) The Company agrees to reimburse the Executive for out-of-pocket expenses relating to a biennial physical examination up to a maximum of $3,000.

The Company’s failure to continue in effect compensation and benefit plans that provide Executive with benefits that are no less favorable on an aggregate basis, both in terms of the amount of benefits provided and the level of Executive’s participation relative to other participants, to the benefits provided to Executive under the Company’s compensation and benefit plans and practices on the Effective Date shall constitute a material breach of this Agreement by the Company. Any amounts payable under this Section 4(c) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid in accordance with Company policy but in no event later than the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amounts provided under this Section 4(c) during any taxable year of Executive’s will not affect such amounts provided in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(d) Expenses. The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with the performance of his duties hereunder, subject to (i) such policies as the Company may from time to time establish, and (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures. Any amounts payable under this Section 4(d) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid in accordance with Company policy but in no event later than the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amounts provided under this Section 4(d) during any taxable year of Executive’s will not affect such amounts provided in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(e) Paid Time Off. Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided under the Company’s PTO policy and as otherwise provided for senior executive officers, but in no event shall Executive be entitled to less than three (3) weeks of PTO.

(f) Equity Plans. Executive shall be entitled to participate in any equity-based, incentive or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan. Executive’s Stock Awards granted pursuant to the Prior Agreement and in accordance with the Board’s prior resolutions shall continue in full force and effect.

(g) Accelerated Vesting of Stock Awards.

(i) In the event of a Change in Control, the vesting and/or exercisability of one hundred percent (100%) of Executive’s outstanding Stock Awards shall be automatically accelerated immediately prior to the Change in Control.

(ii) If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, in each case within twenty-four (24) months following a Change in Control, the vesting and/or exercisability of one hundred percent (100%) of Executive’s outstanding Stock Awards shall be automatically accelerated as of the date of termination.

(iii) If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, in each case prior to a Change in Control or more than twenty-four (24) months following a Change in Control, the vesting and/or exercisability of one hundred percent (100%) of Executive’s outstanding Stock Awards shall be automatically accelerated as of the date of termination (provided that the vesting and/or exercisability of any Stock Awards the vesting of which is performance-based and with respect to which the performance objectives have not been achieved as of the date of termination shall not be accelerated pursuant to this clause (iii)).

(iv) The vesting pursuant to clauses (i), (ii) and (iii) of this Section 4(g) shall be cumulative. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.

5. Termination and Severance. Executive shall be entitled to receive benefits upon termination of employment only as set forth in this Section 5:

(a) At-Will Employment; Termination. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement. Executive’s employment under this Agreement shall be terminated immediately on the death of Executive. Upon Executive’s employment termination for any reason, the Employer shall pay to Executive (or to the Executive’s representative or estate, in the event of his death or Permanent Disability), within ten (10) days after the date of termination, an amount equal to the sum of (i) Executive’s Base Salary accrued through the date of termination, (ii) any bonus earned and approved by the Compensation Committee as of the date of termination under the Company’s bonus program, but not yet paid to Executive, (iii) any amounts payable under any of the employee benefit plans of the Company in accordance with the terms of such plans, (iv) any accrued but unpaid vacation, in accordance with the terms of the Company’s vacation plan, and (v) any unreimbursed expenses incurred by Executive under Section 4(d). Such payments, rights and benefits described in clauses (i) through (v) of this Section 5(a) are collectively referred to hereinafter as the “Accrued Obligations.”

(b) Termination without Cause or for Good Reason.

(i) Termination Apart From Change in Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason prior to a Change in Control or more than twenty-four (24) months following a Change in Control, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

(A) the Company shall pay to Executive the Accrued Obligations in accordance with Section 5(a);

(B) subject to Executive’s continued compliance with the provisions of Section 6, Executive shall be entitled to receive severance pay in an amount equal to the sum of:

(1) Executive’s Base Salary as in effect immediately prior to the date of termination for the twelve (12) month period following the date of termination, payable in a lump sum within ten (10) days following the effective date of Executive’s Release (as defined below) but in any event no later than two and one-half (2  1/2) months following the date of termination; plus

(2) an amount equal to Executive’s Bonus for the year in which the date of termination occurs, prorated for the period of Executive’s service during the year in which the date of termination occurs, payable in a lump sum within ten (10) days following the effective date of Executive’s Release but in any event no later than two and one-half (2  1/2) months following the date of termination;

(C) subject to Executive’s continued compliance with the provisions of Section 6, for the period beginning on the date of termination and ending on the date which is twelve (12) full months following the date of termination (or, if earlier, the date on which Executive accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage), the Company shall pay for and provide Executive and his dependents with healthcare benefits which are substantially the same as the benefits provided to Executive immediately prior to the date of termination, including, if necessary, paying the costs associated with continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If any of the Company’s health benefits are self-funded as of the date of Executive’s termination of employment, instead of providing continued health benefits as set forth above, the Company shall instead pay to Executive an amount equal to (1) twelve (12) multiplied by (2) (A) 105% multiplied by (B) the monthly premium Executive would be required to pay for continuation coverage pursuant to COBRA for Executive and his dependents who were covered under the Company’s health plans as of the date of Executive’s termination of employment (calculated by reference to the premium as of the date of termination), payable in a lump sum within ten (10) days following the effective date of Executive’s Release (as defined below) but in any event no later than two and one-half (2  1/2) months following the date of termination; and

(D) subject to Executive’s continued compliance with the provisions of Section 6, during the twelve (12) months following the date of termination, Executive shall be entitled to executive-level outplacement services at the Company’s expense, not to exceed $15,000. Such services shall be provided by a firm selected by Executive from a list compiled by the Company.

(ii) Termination In Connection With Change in Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within twenty-four (24) months following a Change in Control, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

(A) the Company shall pay to Executive the Accrued Obligations in accordance with Section 5(a);

(B) subject to Executive’s continued compliance with the provisions of Section 6, Executive shall be entitled to receive severance pay in an amount equal to the sum of:

(1) Executive’s Base Salary as in effect immediately prior to date of termination for a period equal to twelve (12) months, payable in a lump sum within ten (10) days following the effective date of Executive’s Release but in any event no later than two and one-half (2  1/2) months following the date of termination; plus

(2) an amount equal to Executive’s Bonus for the year in which the date of termination occurs, payable in a lump sum within ten (10) days following the effective date of Executive’s Release but in any event no later than two and one-half (2  1/2) months following the date of termination;

(C) subject to Executive’s continued compliance with the provisions of Section 6, for the period beginning on the date of termination and ending on the date which is twelve (12) full months following the date of termination (or, if earlier, the date on which Executive accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage), the Company shall pay for and provide Executive and his dependents with healthcare benefits which are substantially the same as the benefits provided to Executive immediately prior to the date of termination, including, if necessary, paying the costs associated with continuation coverage pursuant to COBRA. If any of the Company’s health benefits are self-funded as of the date of Executive’s termination of employment, instead of providing continued health benefits as set forth above, the Company shall instead pay to Executive an amount equal to (1) twelve (12) multiplied by (2) (A) 105% multiplied by (B) the monthly premium Executive would be required to pay for continuation coverage pursuant to COBRA for Executive and his dependents who were covered under the Company’s health plans as of the date of Executive’s termination of employment (calculated by reference to the premium as of the date of termination), payable in a lump sum within ten (10) days following the effective date of Executive’s Release (as defined below) but in any event no later than two and one-half (2  1/2) months following the date of termination; and

(D) subject to Executive’s continued compliance with the provisions of Section 6, during the twelve (12) months following the date of termination, Executive shall be entitled to executive-level outplacement services at the Company’s expense, not to exceed $15,000. Such services shall be provided by a firm selected by Executive from a list compiled by the Company.

The payments and benefits provided for in this Section 5(b)(ii) shall only be payable in the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within twenty-four (24) months following a Change in Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason prior to a Change in Control or more than twenty-four (24) months following a Change in Control, then Executive shall receive the payments and benefits described in Section 5(b)(i) and shall not be eligible to receive any of the payments and benefits described in this Section 5(b)(ii).

(c) Termination for Cause or Permanent Disability, Voluntary Resignation Without Good Reason or Death. If Executive’s employment is terminated by the Company for Cause or as a result of Executive’s Permanent Disability, by Executive without Good Reason or as a result of Executive’s death, or if the Employment Term expires and is not renewed by the Company, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive the Accrued Obligations in accordance with Section 5(a). In addition, if Executive’s employment is terminated by the Company for Cause or as a result of Executive’s Permanent Disability, by Executive without Good Reason or as a result of Executive’s death, or if the Employment Term expires and is not renewed by the Company, all vesting of Executive’s unvested Stock Awards previously granted to him by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(d) Release. As a condition to the Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall execute a Release (the “Release”) in the form attached hereto and incorporated herein as Exhibit A or Exhibit B, as applicable. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution, including any claims related to Executive’s employment by the Company and his termination of employment, and shall exclude any continuing obligations the Company may have to Executive following the date of termination under this Agreement, any other agreement providing for obligations to survive Executive’s termination of employment or any claims for benefits under the Company’s “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)). It is understood that, as specified in the applicable Release, Executive has a certain number of calendar days to consider whether to execute such Release, and Executive may revoke such Release within seven (7) calendar days after execution. Notwithstanding any provision to the contrary in this Agreement, no amount shall be paid pursuant to Sections 5(b)(i)(B), (C) or (D) or Sections 5(b)(ii)(B), (C) or (D) unless, on or prior to the 60th day following the date of termination, Executive’s Release has been executed and remains effective on such date and any applicable revocation period has expired without the Release being revoked by Executive.

(e) Delay of Payments. Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion shall be paid or distributed to Executive during the thirty (30) day period commencing on the earlier of (x) the date that is six (6) months following Executive’s termination of employment with the Company, (y) the date of Executive’s death, or (z) the earliest date as is permitted under Section 409A of the Code.

(f) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of the Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, the Executive’s sole remedy shall be to receive the payments and benefits described in Section 4(g) and this Section 5. In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to Section 4(g) or this Section 5, including, without limitation, any excise tax imposed by Section 4999 of the Code.

(g) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances (other than salary advances) or other amounts owed by Executive to the Company under a written agreement may be offset by the Company against amounts payable to Executive under this Section 5; provided, further, that, as provided in Section 5(b), Executive’s right to continued healthcare benefits following his termination of employment will terminate on the date on which he accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage.

(h) Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his employment in any manner, as a condition to the Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 5(h) prior to the receipt of any post-termination benefits described in this Agreement.

6. Certain Covenants.

(a) Noncompetition. Except as may otherwise be approved by the Board, during the term of Executive’s employment, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (x) is not a controlling person of, or a member of a group which controls, such entity; or (y) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

(b) Confidentiality. Executive hereby agrees that, other than as Executive determines in good faith is necessary or appropriate in the discharge of his duties hereunder, during the term of this Agreement and thereafter, he shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Executive further agrees that, upon termination of his employment with the Company, all Confidential Information in his possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that, this Section 6(b) shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by

Executive, (iii) is lawfully disclosed to Executive by a third party, (iv) is required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Executive to disclose or make accessible any information, or (v) is related to any litigation, arbitration or mediation between the parties, including, but not limited to, the enforcement of this Agreement. As used in this Agreement, the term “Confidential Information” means: confidential information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with the Company about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, product lists, product road maps, technology specifications or other information related to the products and services of the Company and its affiliates. Nothing herein shall limit in any way any obligation Executive may have relating to Confidential Information under any other agreement with or promise to the Company.

(c) Solicitation of Employees. Executive shall not during the term of Executive’s employment and for the applicable severance period for which Executive receives severance benefits following any termination hereof pursuant to Section 5(b) above (regardless of whether Executive receives such severance benefits in a lump sum payment) (the “Restricted Period”), directly or indirectly, solicit or encourage to leave the employment of the Company or any of its affiliates, any employee of the Company or any of its affiliates.

(d) Solicitation of Prospective Customers. Executive shall not during the Restricted Period, directly or indirectly, solicit the business of any person or entity that is a Prospective Customer (as defined below) or a customer or client of the Company. As used herein, “Prospective Customer” shall mean any person or entity whose business is being actively sought or in any way solicited, or known by Executive to be a person or entity whose business is the subject of possible solicitation by the Company. Executive expressly acknowledges that the length of time involved in soliciting and obtaining the business of new customers can be as long as two (2) years.

(e) Assignment of Inventions.

(i) Inventions. Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, software or computer program, method or product, whether or not patentable or copyrightable, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during Executive’s employment under this Agreement, whether or not during regular working hours, relating either directly or indirectly to the business, products or practices of the Company (hereinafter referred to as the “Inventions”). Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Inventions are the property of the Company and hereby assigns and agrees to assign to the property of the Company any and all of Executive’s right, title and interest in and to any and all of the Inventions without further payment (it being agreed that any costs of effectuating such assignment shall be paid by the Company).

(ii) Future Inventions. As to any future Inventions made by the Executive which relate solely to the business, products or practices of the Company and which are first conceived or reduced to practice during the term of Executive’s employment with the Company, but which are claimed for any reason to belong to an entity or person other than the Company, the Executive will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within twenty (20) days thereafter, shall claim ownership of such Inventions under the terms of this Agreement.

(iii) Limitations. Pursuant to Section 2870 of the California Labor Code, the provisions of this Section 6(e) shall not apply to any Invention meeting the following conditions (an “Excluded Invention”):

(A) such Invention was developed entirely on the Executive’s own time; and

(B) such Invention was made without the use of any Company equipment, supplies, facilities or trade secret information; and

(C) such Invention does not relate (x) directly to the business of the Company, or (y) to the Company’s actual or demonstrably anticipated research or development; and

(D) such Invention does not result from any work performed by Executive for the Company.

(f) Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 6 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company; and

(ii) Cessation of Payments, Accounting and Indemnification. The right and remedy to cease all payments to Executive under Section 5(b) and to require Executive (i) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (ii) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

(g) Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

(h) Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(i) Definitions. For purposes of this Section 6, the term “Company” means not only Basin Water, Inc., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Basin Water, Inc.

7. Parachute Payments.

(a) Best Pay Provision. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any Payment under this Agreement would, when combined with all other Payments Executive receives from the Company or any successor or parent or subsidiary thereof, but for this Section 7 be subject to the Excise Tax, then such Payments shall be either (i) the full amount of such Payments or (ii) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.

(b) Determinations. All determinations required to be made under this Section 7, including whether and to what extent the Payments shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by the certified public accounting firm used by the Company immediately prior to the Change in Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive at such time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. For purposes of making the calculations required by this Section 7, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

8. Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies. Executive shall have no interest in any such policies obtained by the Company.

9. Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Bernardino County, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case. Notwithstanding the preceding sentence, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his discretion, award reasonable attorneys’ fees to the prevailing party; provided, however, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the date of Executive’s termination of employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 9 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

10. General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

11. Miscellaneous.

(a) Modification; Prior Claims. This Agreement, together with all agreements referenced herein and all written plans or agreements evidencing Executive’s Stock Awards, sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, including, without limitation, the Prior Agreement, and may be modified only by a written instrument duly executed by each party.

(b) Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder; and provided, further, that any breach by the Company of this provision shall be a material breach of this Agreement. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 1, 5, 6, 7, 9 and 11 of this Agreement shall survive any termination of Executive’s employment.

(d) Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f) Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g) Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to the Company or the Board:

Basin Water, Inc.

8731 Prestige Court

Rancho Cucamonga, CA 91730

Attention: Chairman of the Compensation Committee

If to Executive:

Michael Stark

4630 Magnolia Cove Drive, Apt. 111

Kingwood, TX 77345

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

(h) Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

(i) Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Sections 6 and 9, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(j) Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(k) Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

(m) Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(n) Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(o) Insurance; Indemnification. During the Employment Term and through at least the fifth anniversary of the Executive’s termination of employment from the Company, the Company agrees to maintain the Executive as an insured party on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and to indemnify the Executive to the maximum extent permitted under applicable law.

(p) Section 409A of the Code.

(i) This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the severance payment payable under Section 5 shall be paid no later than the later of: (i) the fifteenth (15 th) day of the third month following Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following the first taxable year of the Company in which such severance benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

(ii) As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time and form of payment under this Agreement made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BASIN WATER, INC.

By:	/s/ W. Christopher Chisolm
Name:	W. Christopher Chisolm
Title:	Vice President and CFO

/s/ Michael M. Stark
Michael Stark

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

RELEASE

(INDIVIDUAL TERMINATION)

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

Certain capitalized terms used in this Release are defined in the Amended and Restated Employment Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under Section 6 of the Agreement.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended (“ERISA”), other than claims for benefits under the Company’s “employee benefit plans” (as defined in Section 3(3) of ERISA); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.

I acknowledge that no amount shall be paid pursuant to Sections 5(b)(i)(B), (C) or (D) or Sections 5(b)(ii)(B), (C) or (D) unless, on or prior to the 60th day following the date of my termination of employment, this Release has been executed and remains effective on such date and any applicable revocation period has expired without the Release being revoked by me.

MICHAEL STARK

Date:

2

EXHIBIT B

RELEASE

(GROUP TERMINATION)

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

Certain capitalized terms used in this Release are defined in the Amended and Restated Employment Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under Section 6 of the Agreement.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended (“ERISA”), other than claims for benefits under the Company’s “employee benefit plans” (as defined in Section 3(3) of ERISA); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me; and (F) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

I acknowledge that no amount shall be paid pursuant to Sections 5(b)(i)(B), (C) or (D) or Sections 5(b)(ii)(B), (C) or (D) unless, on or prior to the 60th day following the date of my termination of employment, this Release has been executed and remains effective on such date and any applicable revocation period has expired without the Release being revoked by me.

MICHAEL STARK

Date:

2